Exhibit 99.1

Zura Bio to Present at the Jefferies Global Healthcare Conference

HENDERSON, Nev. – (BUSINESS WIRE) – May 27, 2025 - Zura Bio Limited (Nasdaq: ZURA) (“Zura Bio” or the “Company”), a clinical-stage, multi-asset immunology company developing novel dual-pathway antibodies for a range of autoimmune and inflammatory diseases, today announced that members of its senior leadership team will present a corporate overview at the Jefferies Global Healthcare Conference on Wednesday, June 4, 2025, at 3:10 PM ET in New York, NY. In addition, the Company will participate in one-on-one meetings with investors during the conference.

A live webcast of the presentation will be available on the News & Events page in the Investors section of the Zura Bio website. A replay will be accessible following the event and will remain archived on the website for at least 30 days.

ABOUT ZURA BIO

Zura Bio is a clinical-stage, multi-asset immunology company developing novel dual-pathway antibodies for a range of autoimmune and inflammatory diseases. The Company’s pipeline includes dual-pathway product candidates designed to target key mechanisms of immune system imbalance, with the goal of improving efficacy, safety, and dosing convenience for patients.

Zura Bio’s lead product candidate, tibulizumab (ZB-106), is currently being evaluated in two separate Phase 2 clinical studies in adults, including TibuSURE for systemic sclerosis and TibuSHIELD for hidradenitis suppurativa. Additional product candidates, crebankitug (ZB-168) and torudokimab (ZB-880), have completed Phase 1/1b studies and are being evaluated for their potential across a range of autoimmune and inflammatory conditions.

For more information, please visit www.zurabio.com.

CONTACT

Megan K. Weinshank

Head of Corporate Affairs

ir@zurabio.com